EXHIBIT 99.3

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named as a director nominee of Ad.Venture Partners, Inc., a Delaware corporation, in the Registration Statement on Form S-4 of Ad.Venture Partners, Inc. (including the prospectus contained therein), and in all subsequent amendments and post-effective amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission.

Dated: April 9, 2007

Signature:  /s/ David Hallmen

David Hallmen